                                                                     EXHIBIT 2.8

                         TRANSITION SERVICES AGREEMENT
                                    BETWEEN
                             LSI LOGIC CORPORATION
                                      AND
                        LSI LOGIC STORAGE SYSTEMS, INC.
                                 MARCH 15, 2004

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
ARTICLE I  DEFINITIONS............................................    1
 1.1  Additional Services.........................................    1
 1.2  Agreement...................................................    1
 1.3  Ancillary Agreements........................................    1
 1.4  Confidential Information....................................    1
 1.5  Expiration Date.............................................    1
 1.6  Force Majeure...............................................    1
 1.7  Impracticability............................................    1
 1.8  Intellection Property Agreement.............................    1
 1.9  LSI Logic Group.............................................    1
1.10  Master Transition Service Schedule..........................    1
1.11  Separation..................................................    1
1.12  Separation Agreement........................................    1
1.13  Separation Date.............................................    1
1.14  Service.....................................................    1
1.15  Source Code.................................................    2
1.16  Source Code Documentation...................................    2
1.17  SSI Group...................................................    2
1.18  Subcontractor...............................................    2
1.19  Technology..................................................    2

ARTICLE II  SERVICES..............................................    2
 2.1  Services Generally; Master Transition Service Schedule......    2
 2.2  Additional Services.........................................    2
 2.3  Service Boundaries..........................................    2
 2.4  Impracticability............................................    3

ARTICLE III  TERM; TERMINATION....................................    3
 3.1  Term........................................................    3
 3.2  Termination.................................................    3
 3.3  Survival....................................................    3

ARTICLE IV  COMPENSATION..........................................    3
 4.1  Charges for Services........................................    3
 4.2  Payment Terms...............................................    4
 4.3  Performance Under Ancillary Agreements......................    4
 4.4  Pricing Adjustments.........................................    4

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

                                                                    PAGE
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

ARTICLE V  GENERAL OBLIGATIONS; STANDARD OF CARE..................    4
 5.1  LSI Logic Performance Metrics...............................    4
 5.2  SSI Performance Metrics.....................................    4
 5.3  Transitional Nature of Services; Changes....................    4
 5.4  Responsibility for Errors; Delays...........................    5
 5.5  Good Faith Cooperation; Consents............................    5
 5.6  Alternatives................................................    5
 5.7  Confidentiality.............................................    5
 5.8  Relationship Between the Parties............................    5
 5.9  Subcontractor...............................................    5
5.10  No Obligations..............................................    5
5.11  Disclaimer of Warranties....................................    5

ARTICLE VI  INTELLECTUAL PROPERTY.................................    6
 6.1  Allocation of Rights by Ancillary Agreements; Existing
      Ownership Rights Unaffected.................................    6
 6.2  License to Works............................................    6

ARTICLE VII  SOFTWARE LICENSE.....................................    6
 7.1  License.....................................................    6
 7.2  As-Is Warranty; Implied Warranty Disclaimer.................    6

ARTICLE VIII  MISCELLANEOUS.......................................    6
 8.1  Limitation of Liability.....................................    6
 8.2  Entire Agreement............................................    6
 8.3  Governing Law...............................................    6
 8.4  Dispute Resolution..........................................    7
 8.5  Notices.....................................................    7
 8.6  Counterparts................................................    7
 8.7  Binding Effect; Assignment..................................    7
 8.8  Severability................................................    7
 8.9  Failure or Indulgence Not Waiver; Remedies Cumulative.......    8
8.10  Amendment...................................................    8
8.11  Interpretation..............................................    8
8.12  Force Majeure...............................................    8

                         TRANSITION SERVICES AGREEMENT

     This Transition Services Agreement (the "Agreement") is entered into as of March 15, 2004 (the "Effective Date"), between LSI Logic Corporation, a Delaware corporation ("LSI Logic"), and LSI Logic Storage Systems, Inc., a Delaware corporation ("SSI"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I hereof.

                                    RECITALS

     1. LSI Logic and SSI entered into a Master Separation Agreement dated as of December 31, 2003, as may be amended from time to time (the "Separation Agreement") and other Ancillary Agreements to delineate and clarify their relationship and further separate the businesses conducted by LSI Logic and SSI (the "Separation").

     2. In connection with the Separation, the parties desire to set forth certain agreements regarding transition services between the parties.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

     1.1 Additional Services. "Additional Services" has the meaning set forth in Section 2.2(a) hereof.

     1.2 Agreement. "Agreement" has the meaning set forth in Section 2.1 hereof.

     1.3 Ancillary Agreements. "Ancillary Agreements" has the meaning set forth in the Separation Agreement.

     1.4 Confidential Information. "Confidential Information" has the meaning set forth in the Intellectual Property Agreement.

     1.5  Expiration Date.  "Expiration Date" has the meaning set forth in the
Section 3.1 hereof.

     1.6 Force Majeure. "Force Majeure" means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event

     1.7  Impracticability.  "Impracticability" has the meaning set forth in
Section 2.4 hereof.

     1.8 Intellectual Property Agreement. "Intellectual Property Agreement" means that certain Intellectual Property Agreement between LSI Logic and SSI, dated as of December 31, 2003, as may be amended from time to time.

     1.9 LSI Logic Group. "LSI Logic Group" has the meaning set forth in the Separation Agreement.

     1.10 Master Transition Service Schedule. "Master Transition Service Schedule" has the meaning set forth in Section 2.1 hereof.

     1.11 Separation. "Separation" has the meaning set forth in the Recitals hereof.

     1.12 Separation Agreement. "Separation Agreement" has the meaning set forth in the Recitals hereof.

     1.13 Separation Date. "Separation Date" has the meaning set forth in the Separation Agreement.

     1.14  Service.  "Service" has the meaning set forth in Section 2.1 hereof.

     1.15 Source Code. "Source Code" means any human readable code, including interpreted code, of LSI Logic, listed and described in the relevant Transition Service Schedule.

     1.16 Source Code Documentation. "Source Code Documentation" means the manuals and other documentation that are reasonably necessary to use the Source Code licensed herein, including those items listed and described in the relevant Transition Service Schedule hereto.

     1.17 SSI Group. "SSI Logic Group" has the meaning set forth in the Separation Agreement.

     1.18 Subcontractor. "Subcontractor" means any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.

     1.19 Technology. "Technology" has the meaning set forth in the Intellectual Property Agreement.

                                   ARTICLE II

                                    SERVICES

     2.1 Services Generally; Master Transition Service Schedule. This Agreement governs the provision of transitional services to, and as requested by, SSI by LSI Logic. Each service shall be provided pursuant to, and governed by, this Agreement and as described in further detail in the schedule of services that is attached hereto and incorporated herein by reference ("Master Transition Service Schedule"). Each of the services described on the Master Transition Service Schedule shall be referred to herein as a "Service," and collectively (including Additional Services) as "Services." The parties' respective obligations with respect to the Services set forth on the Master Transition Service Schedule shall be effective upon execution of this Agreement. This Agreement and the Master Transition Service Schedule shall be defined as the "Agreement," and the terms of the Master Transition Service Schedule shall be incorporated herein wherever reference is made to it.

     2.2  Additional Services.

     (a) From time to time after the Effective Date and during the term of this Agreement, the parties may identify additional services that one party shall provide to the other party in accordance with the terms of this Agreement (the "Additional Services"), and in such case, the parties shall modify the Master Transition Service Schedule to provide for such Additional Services.

     (b) Except as provided in the next sentence, LSI Logic shall be obligated to perform, at a charge determined using the principles for determining fees under Section 4.1, any Additional Service that: (i) was provided by LSI Logic immediately prior to the Separation Date and that SSI reasonably believes was inadvertently or unintentionally omitted from the Services, or (ii) is essential to effectuate an orderly transition under the Separation Agreement. Notwithstanding the foregoing, if LSI Logic reasonably believes that the performance of Additional Services set forth in subparagraphs (i) or (ii) would significantly disrupt its operations or materially increase the scope of its responsibilities under this Agreement, LSI Logic and SSI shall negotiate in good faith to establish terms under which LSI Logic would provide such Additional Services, but LSI Logic shall not be obligated to provide such Additional Services if, following good faith negotiation, it is unable to reach agreement on such terms.

     2.3  Service Boundaries.  Except as otherwise provided:

     (a) LSI Logic shall be obligated to provide the Services only to the extent and only at the locations that such Services were provided by LSI Logic to SSI immediately prior to the Effective Date;

     (b) LSI Logic shall be obligated to provide the Services only to the extent necessary to permit SSI to conduct the business of SSI substantially in the manner it was conducted prior to the Effective Date;

     (c) LSI Logic shall not be obligated to hire any additional employees or to maintain the employment of any specific employee or any specific number of employees;

     (d) LSI Logic shall not be obligated to purchase, lease or license any additional equipment, software or other asset or to maintain any existing leases, licenses or other contracts; and

     (e) LSI Logic shall not be obligated to pay any costs related to the transfer or conversion of SSI's data to SSI or any alternate supplier of Services.

     2.4 Impracticability. LSI Logic shall no longer be obligated to provide any Service to the extent the performance of such Service becomes or would become impracticable as a result of a cause or causes outside the control of LSI Logic (including but not limited to a Force Majeure or unfeasible technological requirements), or to the extent the performance of such Services would require LSI Logic or SSI to violate, or result in LSI Logic's or SSI's violation of, any applicable laws, rules or regulations or would result in LSI Logic's or SSI's breach of any applicable contract (any such reason not to provide Services as a result of this section shall be referred herein to as by reason of "Impracticability").

                                  ARTICLE III

                               TERM; TERMINATION

     3.1 Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the date on which LSI Logic ceases to own securities of SSI representing in excess of 50% of the voting power of all outstanding securities of SSI (the "Expiration Date"), unless earlier terminated pursuant to this Article III. This Agreement may be extended by the parties in writing, either in whole or with respect to one or more of the Services. The parties shall be deemed to have extended this Agreement with respect to a specific Service if the Master Transition Service Schedule specifies a completion date for such Service beyond the aforementioned Expiration Date. The parties may agree on an earlier expiration date respecting a Service by specifying such date on the Master Transition Service Schedule for that Service. Services shall be provided up to and including the date set forth in the Master Transition Service Schedule, subject to earlier termination as provided herein.

     3.2 Termination. SSI may terminate this Agreement, either with respect to all or with respect to any one or more of the Services, for any reason or for no reason, at any time upon sixty (60) days prior written notice to LSI Logic. In addition, either party may terminate this Agreement with respect to a specific Service if the other party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within sixty (60) days after being given notice of the breach; provided, however, that the non-terminating party may request that the parties engage in a dispute resolution negotiation as specified in Section 8.4 below prior to termination for breach.

     3.3 Survival. Those Sections of this Agreement that, by their nature, are intended to survive termination will survive in accordance with their terms. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.

                                   ARTICLE IV

                                  COMPENSATION

     4.1 Charges for Services. SSI shall pay LSI Logic the charges, if any, set forth on the Master Transition Service Schedule for each of the Services listed therein, as adjusted from time to time in accordance with the processes and procedures established under Section 4.4 hereof. Such charges shall include the direct costs, as determined using the process described in such Transition Service Schedule, and indirect costs of providing the Services unless specifically indicated otherwise on Master Transition Service Schedule. However, if the term of this Agreement is extended beyond the Expiration Date with respect to any Service or if there is any material change in the fundamental assumptions used by the Parties in originally determining the costs to be charged, SSI shall pay LSI Logic adjusted charges that are determined in a manner consistent with such changed assumptions, to the extent that following the Parties' original intent would not be reasonable to both Parties. The parties shall use good faith efforts to discuss any situation in which the actual charge for a Service is reasonably expected to exceed the estimated charge, if any, set forth on the Master Transition Service Schedule for a particular Service; provided, however, that the incurrence of charges in excess of any such estimate on the Master Transition Service Schedule shall not justify stopping the provision of, or payment for, Services under this Agreement.

     4.2 Payment Terms. LSI Logic shall bill SSI monthly for all charges pursuant to this Agreement. Such bills shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges pursuant to a practice that is mutually acceptable to both Parties. SSI shall pay LSI Logic for all Services provided hereunder within forty-five (45) days after receipt of an invoice therefor. Late payments shall bear interest at the lesser of 12% or the maximum rate allowed by law.

     4.3 Performance Under Ancillary Agreements. Notwithstanding anything to the contrary contained herein, SSI shall not be charged under this Agreement for any obligations that are specifically required to be performed under the Separation Agreement or any other Ancillary Agreement, and any such other obligations shall be performed and charged for (if applicable) in accordance with the terms of the Separation Agreement or such other Ancillary Agreement.

     4.4  Pricing Adjustments.

     (a) The parties shall agree on a process and procedure for conducting internal audits and making adjustments to charges as a result of the transfer of employees and functions between parties, the discovery of errors or omissions in charges and the true-up of amounts owed to either party.

     (b) In the event of a tax audit adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing authority that any of the charges, individually or in combination, did not result in an arms-length payment, then the parties may agree to make corresponding adjustments to the charges in question for such period to the extent necessary to achieve arms-length pricing. Any adjustment made pursuant to this Section 4.4 at any time during the term of this Agreement or after termination of this Agreement shall be reflected in the parties' legal books and records, and the resulting underpayment or overpayment shall create, respectively, an obligation to be paid in the manner specified in Section 4.2.

                                   ARTICLE V

                     GENERAL OBLIGATIONS; STANDARD OF CARE

     5.1 LSI Logic Performance Metrics. Subject to Section 2.3 and Section 2.4 and any other terms and conditions of this Agreement, LSI Logic shall maintain sufficient resources to perform its obligations hereunder. LSI Logic will comply with the same specific performance metrics for a Service that it uses for its own operations regarding services that are comparable to each Service. Where LSI Logic does not use similar services for its own operations, LSI Logic shall use commercially reasonable efforts to provide Services in accordance with the policies, procedures and practices in effect immediately prior to the Effective Date and shall exercise the same care and skill as it exercises in performing similar services for itself.

     5.2 SSI Performance Metrics. Specific performance metrics for SSI for a Service may be agreed upon by the Parties. Where none is so specifically agreed, SSI shall use commercially reasonable efforts, in connection with receiving Services, to follow the policies, procedures and practices in effect immediately prior to the Effective Date, including providing information and documentation sufficient for LSI Logic to perform the Services as they were performed immediately prior to the Effective Date and making available, as reasonably requested by LSI Logic, sufficient resources and timely decisions, approvals and acceptances in order that LSI Logic may perform its obligations hereunder in a timely manner.

     5.3 Transitional Nature of Services; Changes. The parties acknowledge the transitional nature of the Services and that LSI Logic may make changes from time to time in the manner of performing the Services if LSI Logic is making similar changes in performing similar services for itself and if LSI Logic furnishes to SSI thirty (30) days written notice regarding such changes.

     5.4 Responsibility for Errors; Delays. LSI Logic's sole responsibility to SSI for errors or omissions committed by LSI Logic in performing the Services shall be to correct such errors or omissions in the Services, at no additional cost or expense to SSI; provided, however, that SSI must promptly advise LSI Logic of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 5.1.

     5.5 Good Faith Cooperation; Consents. The parties shall use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments, and obtaining all third-party consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder (including by way of example, not by way of limitation, rights to use third-party software needed for the performance of Services). The costs of obtaining such third-party consents, licenses, sublicenses or approvals shall be borne by SSI. In accordance with Section 3.3 of the Separation Agreement, each party shall maintain, in accordance with its standard document retention procedures, documentation supporting the information relevant to cost calculations contained in the Master Transition Service Schedule and cooperate with the other party in making such information available as needed.

     5.6 Alternatives. If LSI Logic reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals or because of Impracticability, the parties shall cooperate to determine the best alternative approach. Until such alternative approach is agreed upon by the parties or the problem otherwise resolved to the satisfaction of the parties, LSI Logic shall use reasonable efforts, subject to
Section 2.3 and Section 2.4, to continue providing the Service. To the extent an agreed upon alternative approach requires payment above and beyond that which is included in LSI Logic's charge for the Service in question, the parties agree to negotiate in good faith as to each party's share of any such payment.

     5.7 Confidentiality. The terms of the Intellectual Property Agreement shall apply to any Confidential Information that is the subject matter of this Agreement.

     5.8 Relationship Between the Parties. The relationship between the parties established under this Agreement is that of independent contractors, and neither party is an employee, agent, partner, or joint venturer of or with the other. LSI Logic shall be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its personnel's performance of Services under this Agreement. SSI agrees to grant LSI Logic personnel access to sites, systems and information (subject to the provisions of confidentiality in Section 5.7 hereof) as necessary for LSI Logic to perform its obligations hereunder. LSI Logic shall use all commercially reasonable efforts to cause its personnel to obey any and all security regulations and other published policies of SSI.

     5.9 Subcontractor. LSI Logic may engage a Subcontractor to perform all or any portion of LSI Logic's duties under this Agreement; provided, however, that any such Subcontractor agrees in writing to be bound by the confidentiality obligations of Section 5.7; and provided further, that LSI Logic remains responsible for the performance of such Subcontractor.

     5.10 No Obligations. NEITHER PARTY ASSUMES ANY RESPONSIBILITY OR OBLIGATIONS WHATSOEVER, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A SEPARATE WRITTEN AGREEMENT BETWEEN THE PARTIES

     5.11 Disclaimer of Warranties. LSI LOGIC MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES, SOFTWARE OR OTHER DELIVERABLES PROVIDED BY IT HEREUNDER.

                                   ARTICLE VI

                             INTELLECTUAL PROPERTY

     6.1 Allocation of Rights by Ancillary Agreements; Existing Ownership Rights Unaffected. This Agreement and the performance of this Agreement shall not affect the ownership of any copyrights or other intellectual property rights allocated in the Ancillary Agreements. Neither party shall gain, by virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other.

     6.2 License to Works. SSI grants LSI Logic a non-exclusive, worldwide, royalty-free license to use, copy, and make derivative works of, distribute, display, perform and transmit any Technology of SSI solely to the extent necessary to perform its obligations under this Agreement.

                                  ARTICLE VII

                                SOFTWARE LICENSE

     7.1 License. Unless otherwise agreed by the parties under an Ancillary Agreement or any separate agreement: (a) third-party technology or software provided to SSI or used on behalf of SSI is subject to Section 5.5 hereof, and
(b) technology or software owned by LSI Logic and provided to SSI or used on behalf of SSI is subject to the following license: LSI Logic hereby grants SSI a non-exclusive license to use such technology or software, only during the term of this Agreement, and only in connection with the service with which such technology or software is provided.

     7.2 As-Is Warranty; Implied Warranty Disclaimer. THE SOFTWARE AND TECHNOLOGY PROVIDED HEREUNDER IS LICENSED ON AN "AS-IS" BASIS ONLY, WITHOUT ANY EXPRESS WARRANTIES OF ANY KIND. LSI LOGIC MAKES NO WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE SOFTWARE OR TECHNOLOGY (INCLUDING DOCUMENTATION AND SOURCE CODE DOCUMENTATION), ITS MERCHANTABILITY OR ITS FITNESS FOR ANY PARTICULAR PURPOSE.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE LSI LOGIC GROUP OR SSI GROUP BE LIABLE TO ANY OTHER MEMBER OF THE LSI LOGIC GROUP OR SSI GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY'S INDEMNIFICATION OBLIGATIONS SET FORTH IN THE INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT.

     8.2 Entire Agreement. This Agreement, the Separation Agreement and the other Ancillary Agreements and the exhibits and schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

     8.3 Governing Law. This Agreement shall be construed in accordance with, and all Disputes hereunder shall be governed by, the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 8.4 below.

     8.4 Dispute Resolution. Any Disputes under this Agreement shall be resolved pursuant to the procedures set forth in the Separation Agreement.

     8.5 Notices. Notices, offers, requests, or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties at the following addresses:

     if to LSI Logic:

     LSI Logic Corporation
     1621 Barber Lane
     Milpitas, CA 95035
     Attention: General Counsel
     Fax: (408) 433-6896

     if to SSI:

     LSI Logic Storage Systems, Inc.
     1621 Barber Lane
     Milpitas, CA 95035
     Attention: General Counsel
     Fax: (408) 433-8323

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

     8.6 Counterparts. This Agreement, including the exhibits and schedules hereto, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     8.7 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors in interest, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the LSI Logic Group and each member of the SSI Group. Except as specifically permitted under Article VI above, neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void. Any permitted assignee shall agree to perform the obligations of the assignor of this Agreement, and this Agreement shall inure to the benefit of and be binding upon any permitted assignee.

     8.8 Severability. If any term or other provision of this Agreement or the exhibits or schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

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

     8.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the exhibits or schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     8.10 Amendment. No change or amendment shall be made to this Agreement or the exhibits or schedules attached hereto except by an instrument in writing signed on behalf of each of the parties to such agreement.

     8.11 Interpretation. The headings contained in this Agreement, in any exhibit or schedule attached hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any exhibit or schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an article, section, exhibit or schedule, such reference shall be to an article or section of, or an exhibit or schedule to, this Agreement, unless otherwise indicated.

     8.12 Force Majeure. Each party shall be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of SSI to make certain payments to LSI Logic pursuant to Article IV hereof for Services rendered, if such failure or delay is caused by a Force Majeure.

                [remainder of the page intentionally left blank]

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     IN WITNESS WHEREOF, the parties have signed this Transition Services
Agreement effective as of the date first set forth above.

LSI LOGIC CORPORATION                          LSI LOGIC STORAGE SYSTEMS, INC.


By: /s/ Wilfred J. Corrigan                    By: /s/ Thomas Georgens
  -------------------------                    -------------------------


Name: Wilfred J. Corrigan                      Name: Thomas Georgens
  -------------------------                    -------------------------


Title: Chairman/CEO                            Title: President
  -------------------------                    -------------------------

               [Signature Page to Transition Services Agreement]
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